Exhibit 10.1

UNITED STATES RESELLER AGREEMENT

BETWEEN

SYCAMORE NETWORKS, INC.

AND

SPRINT COMMUNICATIONS COMPANY, L.P.

GOVERNMENT SYSTEMS DIVISION

Sycamore Networks, Inc.

Exhibits:

Exhibit A:	Products and Reseller’s Territory
Exhibit B:	Discount Schedule and Price List
Exhibit C:	Sales Plan
Exhibit D:	Reseller Services Agreement
Exhibit E:	Sycamore Software License Agreement
Exhibit F:	Sprint Trading Agreement
Exhibit G:	Sprint Transportation Routing Guide
Exhibit H:	[*]
Exhibit I:	[*]

Tel: (978) 250-2900	Fax: (978) 256-3434

CONFIDENTIAL AND PROPRIETARY INFORMATION OF

SYCAMORE NETWORKS, INC. AND SPRINT COMMUNICATIONS COMPANY, L.P.

UNITED STATES RESELLER AGREEMENT

THIS AGREEMENT is made this 6th day of January, 2004, by and between Sycamore Networks, Inc. (“Sycamore”), a Delaware corporation having a principal place of business at 220 Mill Road, Chelmsford, MA, USA, and Sprint Communications Company, L.P., Government Systems Division (“Reseller” or “Sprint”), a Delaware limited partnership having a principal place of business at 13221 Woodland Park Road, Herndon, VA 20171.

Recitals of Fact

1.	Sycamore sells and licenses various hardware and software optical networking products (the “Products”) including, but not limited to optical networking software products, including all software patches, error corrections, revisions and updates (the “Software Products”) and hardware products (the “Hardware Products”) including parts listed in Sycamore’s then-current US Price List (the “Price List”).

2.	Whereas Sycamore sells engineering, furnishing, installation, and testing services (“EFI&T Services”), hardware and software maintenance, training, and other services in respect of the Products. Such hardware and software maintenance, training, and other services, and EFI&T Services are collectively referred to hereunder as “Services”.

3.	Sprint represents itself as having the ability, expertise and resources to market, sell, sublicense and support the Products in connection with sales of Sycamore Products and Services to its customers within its Government Systems Division, and Sycamore is willing to allow Sprint to do so pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of their mutual promises and obligations contained in this Agreement, the parties agree as follows:

1.	Term

This Agreement shall become effective as of the date written below and shall continue in force until July 1, [*], unless terminated sooner as provided under this Agreement. Up until thirty (30) days prior to the expiration date, either party shall have the right to propose a termination or renewal of this Agreement upon such terms as such party deems appropriate and all terms of such renewal are subject to negotiation and mutual agreement. In the event that neither party elects to propose a termination or to re-negotiate the terms and conditions hereof at the end of any term, this Agreement shall automatically renew upon the current terms and conditions for an additional [*] term. Nothing contained herein shall be interpreted as requiring either party to renew this Agreement.

Notwithstanding the foregoing, the terms of this Agreement shall continue in full force and effect for any Sprint purchase order that is outstanding at the time of any termination or expiration of this Agreement.

2.	Appointment of Sprint

2.1	Appointment. Sycamore appoints Sprint and Sprint accepts such appointment to be Sycamore’s nonexclusive independent reseller for the resale, sublicense, and service of only those Products and

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in the territory (the “Territory”) described in the attached Exhibit A directly to independent, unaffiliated, federal, state and local government end users in the Territory for use in the Territory. For purposes of this Agreement, “federal” shall mean customers within the United States Federal Government, or prime contractors where the end-user is the Federal Government, or other eligible entities as defined by GSAR 552.238-78, Scope of Contract (Eligible Ordering Activities) (May 2003) and General Services Administration (“GSA”) Order No. ADM4800.2E, dated January 3, 2000 regarding Eligibility to Use GSA Sources and Services, as such order and regulation may be amended from time to time, copies of which are attached hereto. For purposes of this Agreement, “state” or “local” shall mean state and local government customers including any state, local regional or tribal government or any instrumentality thereof (including any local educational agency or institution of higher learning or prime contractors or other resellers where the end user is a state or local government customer as defined herein). This appointment does not authorize any other person or entity, including a subsidiary or affiliate of Sprint, to act as a Sycamore reseller without Sycamore’s express written consent.

2.2	Nonexclusive Reseller. Sprint acknowledges that its appointment under this Agreement is nonexclusive including the reselling of Products and Services under Sprint’s General Services Administration (“GSA”) Schedule Contract No. 35F-0329L (“GSA Schedule”). Sprint acknowledges Sycamore’s right to appoint additional resellers, distributors, and other types of distribution channels and service providers and to make direct sales or additional distribution of the Products or any other Sycamore products or services in the Territory to any customers in or outside of Sprint’s Territory to any customer without liability or obligation to Sprint. Sycamore disclaims any representation or warranty as to potential success of Sprint’s business operations hereunder.

3.	Reseller’s Obligations

3.1	Sale of Product. Sprint shall use its best efforts to sell, sublicense and promote the Products within the Territory and shall not perform any act which may hinder or interfere with the supply and/or licensing of the Products. In no event shall Sprint make any representations or warranties regarding the Products which are not included in or which are inconsistent with information provided by Sycamore to Sprint.

3.2	Sales Plan. Sprint shall use its best efforts to obtain annual sales goals contained in the reseller sales plan (the “Sales Plan”) as mutually agreed between the parties. The first Sales Plan is attached as Exhibit C. If for any reason a new Sales Plan is not agreed to by the parties for any subsequent year, the Sales Plan for the prior year shall apply. The Sales Plan may be changed at any time by mutual agreement of the parties, provided that if the Sales Plan changes during the term of the Agreement, the new Sales Plan shall be applicable to the remaining portion, but not the prior portion of that term.

3.3	Trademarks. In selling or sublicensing the Products, Sprint shall not remove all Sycamore trademarks, logos, markings, colors or other insignia which are affixed to the Products or related materials at the time of Sycamore’s shipment to Sprint. Sycamore expressly prohibits any other direct or indirect use, reference to, or employment of Sycamore’s trademarks, logos, trade names or any other logos, trademarks or trade names confusingly similar to Sycamore’s unless otherwise authorized in writing by Sycamore. Sprint agrees to refrain from registering or applying to register such trademarks, logos, or trade names in its own name.

3.4	Qualifications. Sprint represents that it is familiar with the market for the Products, has the facilities, resources, personnel and experience to promote, advertise, market, license and sell the

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Products, and to perform its obligations under this Agreement. Sprint represents that it has the expertise to support the Products, if applicable. Sprint agrees that it will use reasonable efforts to develop and promote Sycamore’s business reputation. Sprint agrees to attend any product or similar training seminars which may be periodically offered by Sycamore by sending sales and support personnel. Sycamore Product and training seminars shall be offered to Sprint at its then-current training prices. Such seminars will be conducted at locations designated by Sycamore. Sprint shall bear all travel, lodging, meal and other expenses of its personnel connected with such seminars.

3.5	Single Tier Reseller. In recognition of the complexity of computer networking technology and to ensure the success of Product sales, Sprint shall remain a single-tier Reseller of Sycamore Products, selling directly to end-users, except as noted in Section 2.1. The resale of Products by Sprint to entities that intend to resell the Product, rather than use the Products for their own internal business purposes, except as specifically authorized by Section 2.1 and the resale of the Products outside of the Territory is strictly prohibited.

3.6	Customer Satisfaction; Trained Staff. Sprint shall take all reasonable, prompt and efficient actions to ensure customer satisfaction with the Products and shall resolve all customer complaints in a timely manner consistent with Sprint’s prime contract requirements. Sprint shall maintain sufficiently trained personnel to ensure its ability to adequately service and support its Sycamore customers. At least one member of Sprint’s staff shall be designated to coordinate all of Sprint’s Sycamore-related business. [*]

4.	Sycamore’s Obligations

4.1	Information. Sycamore agrees to make available to Sprint a reasonable supply of Product sales literature and marketing information at its then-current prices. Sprint shall not translate or modify any materials furnished to Sprint by Sycamore.

4.2	Training. Sycamore shall provide to Sprint at mutually agreeable terms, and Sprint must complete, the Product Certification and Sales training classes for applicable Products, which will be conducted at a location and in a format to be determined by Sycamore. Sycamore shall determine, in its sole discretion, the nature of the training to be provided. Sprint shall bear all travel, lodging, meal and other expenses of its personnel connected with such training classes.

5.	Prices

5.1	During the Term of this Agreement, Sprint shall be entitled to purchase the Products set forth on Exhibit A at the [*] prices and product manufacturing lead times set forth in [*], as it may be amended from time to time, [*] set forth in Sycamore’s then current discount schedule, a current version of which is attached hereto as Exhibit B. Discounts shall only apply to those Products that are designated in the Price List as discountable. All prices set forth in Sycamore’s Price List are exclusive of any applicable value-added, excise, sales, use or consumption taxes, customs duties or other governmental charges.

5.2	Sycamore shall be free to periodically change the Price List for any Products sold under this Agreement provided [*] days advance notice is given to Sprint of any price or Product changes.

(a) In the event of a Sycamore price increase, all Products ordered on or after the effective date of such price increase shall be filled at the new higher price provided notice of the price increase as required above has been provided to Sprint. Sycamore shall, however, honor all written and

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accepted Sprint Orders for the Products received by Sycamore prior to the price increase announcement at the prices in effect as of the date the Order was received. Sycamore will price protect Sprint for outstanding customer price quotations for up to [*] days after the effective date of the price increase provided that Sprint gives written notification of such quotes (including customer name and Product list) within [*] days after the effective date of the price increase.

[*]

5.3	Sprint shall be free to establish the pricing it charges its customers for the Products provided however, that Sycamore shall be free to suggest and advertise a suggested retail price for its Products and Sycamore shall incur no liability to Sprint for the direct or indirect results of such activities.

5.4	[*]

6.	Payment

6.1	Sycamore shall invoice Sprint upon shipment of the Products and/or acceptance of the EFI&T Services performed. Sycamore shall invoice Sprint for all other Services in accordance with the relevant Exhibit. Sprint agrees to pay all such invoices in US Dollars Sprint agrees to pay all undisputed invoiced amounts net [*] days after receipt of a proper invoice. Unless otherwise directed by Sycamore, all such invoices will be payable by wire transfer, to the following account, in United States dollars:

[Wire Instructions to be provided upon execution of the contract]

Account:

Routing:

Account Name: Sycamore Networks, Inc.

Non-receipt of payment from a Sprint customer shall not excuse or delay payment to Sycamore. In the event that Sprint fails to make any payment when due, Sycamore may withhold further shipments until such time as the past-due payment is made, and may require that subsequent orders be paid in full prior to shipment.

Invoices must show Sycamore’s name and remittance instructions, the invoice number, the invoice date, the name of Sycamore’s Sprint contact, the Prime Contract number and the Order number, the date shipment was made and the shipping point for Products. Each line item on the invoice must match the corresponding line item on the Order, including the price and description, unless there has been a price decrease.

6.2	Except for taxes based on [*] shall pay any applicable sales, use, excise, or other taxes, or amounts levied in lieu of such taxes, now or later imposed under the authority of any Federal, state or local taxing authority, based on or measured by (i) charges set forth in this Agreement or (ii) upon sales of the Products to Sprint or their use, which will be separately stated as a single line item and included on each invoice, unless Sprint provides Sycamore with a certificate exempting [*] from the payment of such taxes.

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6.3	[*] shall pay or reimburse [*] for all shipping costs including transportation, brokerage, handling, insurance charges, special packing or freight charges and other costs that [*] may incur in [*] the Products [*].

6.4	[*]

6.5	Sprint and Sycamore may desire to facilitate certain commercial transactions between them electronically in Electronic Data Interchange (“EDI”) format in substitution for conventional paper-based documents. EDI transactions under this Agreement may include transmitting and receiving EDI data for ordering, invoicing and payment. Sprint’s Trading Agreement, which is attached as Exhibit F, sets forth the terms and conditions of the EDI transaction.

7.	Ordering

7.1	Shipments of the Products and performance of Services shall be made against written purchase orders issued by Sprint (“Order”). At a minimum, each Order shall specify the following items:

a.	A complete list of the Products and/or Services covered by the Order, specifying the quantity, model number and description of each and a statement of requirements for Services, if applicable;

b.	The price of each Product or Service, any applicable discounts, and any additional charges and costs;

c.	The billing address, the destination to which the Products will be delivered or Services performed, and the requested delivery date; and

d.	The signature of Sprint’s employee or agent who possesses the authority to place such an order.

e.	If Sprint determines that an Order supports specific requirements included in a contract or subcontract between Sprint and its federal or state government customers, Sycamore shall be subject to certain federal and state acquisition regulations, such as requirements related to equal opportunity and affirmative action for Vietnam era veterans. Sycamore shall be subject only to those laws that must be included in all subcontracts as a matter of law and such other mutually agreed upon terms and conditions of Sprint’s contract or subcontract that apply to Sycamore’s performance. In the event of a conflict between the terms and conditions of this Agreement and the contract-specific terms and condition included in an Order or an Exhibit to this Agreement, the terms and conditions of the Order or the Exhibit shall apply. Specific terms and conditions applicable to Sycamore’s performance under Sprint’s GSA Schedule are included in Exhibit H. Additional contract-specific Exhibits may be added to this Agreement by mutual agreement of the parties.

7.2	Sycamore shall acknowledge Sprint’s Orders in writing within [*] business days after receipt. Sycamore’s acknowledgment shall note any exceptions regarding matters such as the items ordered, configuration, and Product pricing. Sycamore shall also confirm the requested delivery date or provide an alternative delivery date. In no event shall any Order be binding on Sycamore until Sprint’s Order and Sycamore’s acknowledgment are in agreement as to the items ordered, configuration, pricing, delivery dates, and all other material terms.

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7.3	No Order, acknowledgment form, or other ordering document or communication from either party shall vary the terms and conditions on this Agreement unless both parties expressly agree in writing. In the event of any conflict between the terms and conditions of this Agreement and those of any Order acknowledgment form or other ordering document or communication, the terms and conditions of this Agreement shall prevail.

7.4	[*]

8.	Delivery and Product Availability

8.1	All deliveries of the Products purchased pursuant to this Agreement will be made F.O.B. Sycamore’s manufacturing facility. Sycamore shall select a freight forwarder to be used for the shipping of the products to Sprint or the Sprint-specified destination from Sprint’s approved list of carriers included in Exhibit G, Sprint Transportation Routing Guide. All Products will be packaged for shipment in accordance with best commercial practices. Sprint may charge excess transportation charges back to Sycamore in the event Sycamore fails to use Sprint’s carriers as specified in Exhibit G. However, excess transportation charges shall not be charged to Sycamore if Sycamore has obtained Sprint’s prior consent to its use of an alternate freight forwarder to meet a required delivery date.

8.2	Title (excluding software) and risk of loss to the Products shall pass to Sprint upon delivery to the selected common carrier at Sycamore’s plant. All transportation, shipping, and insurance costs shall be charged to Sprint’s account.

8.3	Sycamore reserves the right to make changes in the Products in whole or in part to be supplied to Sprint at any time prior to delivery to include electrical or mechanical design refinements deemed appropriate by Sycamore without any obligation to modify or change any Products previously delivered to Sprint. Sycamore also reserves the right at any time to effect changes in or discontinue the sale or license of any of its Products. Sycamore agrees to immediately notify Sprint of any Product changes or discontinuance.

Sycamore will manufacture any Product, or offer a Product of similar form, fit, or function, for [*] years from the Effective Date. During the term of this Agreement and after its expiration or termination, Sycamore agrees to provide Sprint a commercially reasonable notice of its intent to discontinue any Product supplied by Sycamore to Sprint. [*]

Sycamore will continue to offer services to repair and/or provide replacement parts to support any Product purchased by Sprint for at least [*] years after notice of its intent to discontinue any Product supplied by Sycamore to Sprint.

8.4	Sycamore shall use its best efforts to ship Products and perform Services to meet the delivery date specified in any Order. If Sycamore fails to meet the delivery date specified in an Order, based upon the manufacturer lead times specified in Exhibit A, Sprint may direct expedited Product routing, and Sprint may bill such excess costs to Sycamore.

9.	Rescheduling of Orders

9.1	Sprint may reschedule delivery dates of any pending Orders upon reasonable notice to Sycamore provided that its government customer reschedules such Order(s) and Sprint provides Sycamore with proof of such rescheduling.

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10.	Sublicense of Software Products and Firmware

10.1	Subject to the provisions of this Section, Sycamore grants to Sprint during the Term a nonexclusive, nontransferable license to use the object code form of the software Products only as necessary to carry out the following activities in accordance with this Agreement: (i) market and distribute the software Products pursuant to Section 10.2 below solely for use in conjunction with Sycamore’s Products, (ii) demonstrate the software Products to potential end-users of the Products and (iii) service and support Sprint’s customers to the extent that Sprint is required to do so by the terms of the Support Agreement entered into between Sprint and Sycamore, attached hereto as Exhibit D. Except as otherwise permitted in this Section, Sprint’s use of the software Products shall be subject to the Sycamore Software License Agreement attached as Exhibit E.

10.2	To enable Sprint to market and distribute the software Products, Sycamore grants to Sprint during the Term the right to sublicense the software Products in object code form to its customers, as sublicensees, for their internal use only by means of a written nonexclusive and nontransferable software license agreement (“Reseller Software License Agreement”) between Sprint and such customer in a form substantially similar to and no less restrictive or limited than the Sycamore Software License Agreement contained in the attached Exhibit E. Such substantially similar Reseller Software License Agreement must be flowed through to the sublicensee end-user before the software Product or firmware is provided to such sublicensee. If requested, Sprint agrees to send a copy of each Reseller Software License Agreement or copies of the accepted terms and conditions incorporated in Sprint’s contract with the sublicensee to Sycamore promptly after such agreement is executed by a sublicensee. Sycamore acknowledges that Sprint’s ability to flow through or enforce the Reseller Software License Agreement to any government customer is subject to Federal and State procurement laws and regulations.

10.3	In addition to Section 10.2, Sprint must specifically include provisions in its Reseller Software License Agreement or incorporated terms and conditions that specify that Sprint’s customers shall not:

a.	copy or adapt the software Products except for back-up purposes,
b.	use the software Product or firmware except for the customer’s internal use; or,
c.	reverse engineer, translate, decompile, or disassemble the software Products; or,
d.	incorporate in whole or in part any other product or create derivative works based on all or any part of the Products.

10.4	To the extent commercially reasonable, Sprint shall be responsible for enforcement of such Reseller Software License Agreements or incorporated software license terms and conditions. In the event of a sublicensee’s material breach of its sublicense, Sprint shall promptly notify Sycamore of such breach within [*] and will institute legal action against such sublicensee within [*] calendar days at [*] expense if requested by Sycamore or such claim is automatically assigned to Sycamore [*] days after the material breach to allow Sycamore to pursue a claim itself at Sycamore’s sole discretion against such government customer in Sprint’s name and at [*] expense.

10.5	Under no circumstances shall Sprint decompile, disassemble, engineer, reverse assemble or reverse compile the object code portion of the Software Products to produce a source code version, nor, except as expressly provided herein, copy, modify, lease or loan the Software Products. Sprint shall ensure that any copies of the Software Products made under the terms of this Agreement shall include all of Sycamore’s copyright and other proprietary notices displayed on the original. Except as provided in this Section 10, this Agreement grants no other right, title or interest in any intellectual property right embodied in or associated with the Software Products.

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10.6	Sprint shall not deliver any Software Product, or any technical data relating thereto, to any branch or agency of the United States Government without appropriate markings and notifications to the end user that such items are provided with RESTRICTED RIGHTS ONLY as follows: “Distribution and use of products including computer programs and any related documentation and derivative works thereof, to and by the United States Government, are subject to the Restricted Rights provisions of FAR 52.227-19, paragraph (c)(2) as applicable, except for purchases by agencies of the Department of Defense (DOD). If the Software is acquired under the terms of a Department of Defense or civilian agency contract, the Software is a “commercial item” as that term is defined at 48 C.F.R. 2.101 (Oct. 1995), consisting of “commercial computer software” and “commercial computer software documentation” as such terms are used in 48 C.F.R. 12.212 of the Federal Acquisition Regulations and its successors and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995) of the DoD FAR Supplement and its successors. All U.S. Government end users acquire the Software with only those rights set forth in this Agreement. Manufacturer is Sycamore Networks, Inc., 220 Mill Road, Chelmsford, MA 01824, USA. Unpublished—rights reserved under the copyright laws of the United States.”

11.	Support

Sprint shall enter into a Reseller Services Agreement with Sycamore as attached in Exhibit D, and Reseller Services shall be provided by Sycamore to Sprint’s end-user customers pursuant to the terms of such Exhibit D. The Parties shall mutually agree upon Exhibit D within 6 months of execution of this Agreement.

12.	Records and Audit

12.1	Sprint shall maintain records identifying each Product sold or sublicensed for a minimum of three (3) years after the expiration or termination of this Agreement. During the term of the Agreement and three (3) years thereafter, Sycamore reserves the right to audit, at Sycamore’s expense, all applicable Sprint records relating to Sprint’s Product sales and sublicensing of the Products during regular business hours for the purpose of enforcing the terms and conditions of this Agreement. Upon at least [*] days’ prior written notice by Sycamore, Sprint shall provide access to such records during normal business hours at Sprint’s location(s).

12.2	Sycamore shall maintain all records pertaining to this Agreement for at least three (3) years after expiration or termination of this Agreement.

Sprint will provide Sycamore with at least [*] business days’ prior written notice of an audit. Sycamore will make the information reasonably required to conduct the audit available on a timely basis and assist Sprint and its internal auditors as reasonably necessary. Sycamore will not be responsible for Sprint’s expenses incurred for an audit, [*].

13.	Limited Warranty

13.1	Sycamore warrants that it has clean, marketable and unencumbered title to all Products.

13.2	Hardware:

Sycamore warrants that all hardware Products purchased by Sprint under this Agreement shall materially conform to Sycamore’s then-current published specifications for the most current release of such hardware for a period of [*] years from the date of shipment by Sycamore. During

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the warranty period, as Sprint’s [*] remedy, Sycamore will at its option and expense, repair, modify or replace the hardware Products, part or component after the defective Product has been returned to Sycamore. To obtain warranty service, Sprint must return the hardware Products, part or component to Sycamore’s factory after receiving a Return Materials Authorization Number. The warranty on repaired, modified, or replaced hardware Products shall be (i) the remainder of the original warranty period or (ii) [*] days, whichever is longer. [*] This hardware warranty does not, however, apply to any Product which (i) has been altered, except as authorized in writing by Sycamore, (ii) has not been installed, operated, repaired or maintained in accordance with any Sycamore installation, handling, maintenance or operating instructions, (iii) has been subjected to unusual physical or electrical stress, misuse, negligence, or accident or (iv) is being used with products with which it was not designed to operate.

13.3	Services:

For Services performed, Sycamore warrants that Services will be provided in a workmanlike manner and that for a period of [*] days after i) Sycamore’s provision of such Services, or ii) for EFI&T Services Sprint’s acceptance of Services, the Services and will be free from defects in design, materials and workmanship and the Services will conform to the Order specifications.

13.4	Software:

Sycamore warrants that with normal use and service each software or firmware Product shall materially conform to Sycamore’s then-current published specifications for the most current release of such software or firmware Product for a period of [*] from the date of shipment by Sycamore. During the warranty period, as Sprint’s [*] remedy, Sycamore will either (i) use reasonable efforts to correct a software Product’s failure to conform to the warranty, provided that Sprint has notified Sycamore in writing of the nature of the non-conformity; or (ii) replace the software Product with a software product meeting Sycamore’s then-current published specifications. This warranty shall not apply if any software or firmware Product has been (i) modified or altered by anyone other than Sycamore, (ii) abused or misapplied, or (iii) used in combination with hardware or software other than the Sycamore manufactured Products for which it was designed. In no event does Sycamore warrant that the use of software or firmware Products will be error free or uninterrupted, or that all program errors will be corrected.

13.5	To the best of Sycamore’s knowledge, Sycamore Products provided to Sprint under this Agreement, and Sprint’s and its customers’ use of the Products, will in no way constitute an infringement or other violation of any copyright, patent, trade secret, trademark, nondisclosure, or any other intellectual property righ, or right of publicity. To the best of Sycamore’s knowledge, Sycamore Products requiring the use of any software or data provided on a network or stand-alone desktop computer [*].

13.6	Sycamore’s sole obligation under the hardware and software Product warranties shall be to provide the remedies described in this Section. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS SECTION, THE PRODUCTS ARE PROVIDED “AS IS” AND SYCAMORE DISCLAIMS ANY AND ALL OTHER WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PRODUCTS PROVIDED UNDER THIS AGREEMENT, AND SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF NONINFRINGMENT AS WELL AS ANY WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE. SYCAMORE’S EXPRESS WARRANTIES WILL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR

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LIABILITY WILL ARISE OUT OF, SYCAMORE RENDERING TECHNICAL OR OTHER ADVICE OR SERVICE IN CONNECTION WITH THE PRODUCTS. SOME STATES DO NOT ALLOW LIMITATIONS ON HOW LONG AN IMPLIED WARRANTY LASTS, SO THE ABOVE LIMITATION MAY NOT APPLY. THIS WARRANTY GIVES SPRINT SPECIFIC LEGAL RIGHTS, AND SPRINT MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM STATE TO STATE.

13.7	Upon the sale or sublicense by Sprint of any of the Products, Sprint shall grant to its customers a warranty from Sprint that is equivalent in scope and effect to the warranty granted under this Section, but such warranty shall specify that the customer’s only remedy or recourse under such warranty shall be against Sprint.

14.	Confidentiality

14.1	For purposes of this Agreement, confidential information shall mean any information if (i) it is delivered in written form marked “Confidential”, (ii) it is delivered orally, described as confidential and its confidential nature is confirmed in writing within twenty (20) days, or (iii) if in any event the receiving party might reasonably be expected to judge it as confidential (“Confidential Information”).

14.2	Neither party shall directly or indirectly communicate or disclose to any person, firm, corporation or other entity any Confidential Information provided to it and identified as such by the other party without the prior written consent of the other party unless:

a.	Such information is already known by the receiving party, as evidenced by its business records at the time it was provided to the receiving party;

b.	Such information is already in the public domain;

c.	The receiving party is required to disclose such information pursuant to law or court order, but only after notifying the other party and allowing the other party an opportunity to obtain a protective or other order;

d.	Such information lawfully comes into the receiving party’s possession from a source which is not the other party; or

e.	Such information is independently developed by the receiving party without reference to the information and such independent development can be shown by documentary evidence.

14.3	Each party agrees not to use such Confidential Information except in its performance under this Agreement. In addition, each party shall treat and protect such information in the same manner as it treats its own information of like character, but with not less than reasonable care. The obligations of this Section with regard to Confidential Information shall continue for a period of five (5) years after termination or expiration of this Agreement. Such Confidential Information must be returned by the receiving party upon termination or expiration of this Agreement or upon written request. At the reasonable request of the disclosing party, the receiving party will furnish an officer’s certificate certifying that any Confidential Information of the disclosing party’s Confidential Information not returned has been destroyed.

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To the extent applicable, if any material non-public information is disclosed, the receiving party agrees that it will comply with SEC Regulation FD (Fair Disclosure).

14.4	No public announcement or other disclosure concerning the existence or terms of this Agreement shall be made by either party without first obtaining the written approval of the other party and agreement upon the nature and text of such announcement, such approval and agreement not to be unreasonably withheld. This Section 14 shall not apply to (i) any disclosure to a third party which a party determines is reasonably necessary in connection with any financing, strategic transaction, acquisition or disposition involving such party provided that the third party signs a non-disclosure agreement with terms and conditions substantially similar to this Section 14 or (ii) any disclosure which a party reasonably determines is required by applicable law, regulation, regulatory authority, legal process or the rules of any stock market on which the securities of such party are listed or quoted for trading.

14.5	No Publicity. Neither party will, without obtaining the prior written consent of the other party, make any news release, public announcement, denial or confirmation of this Agreement or any Order, its value, or its terms and conditions, or in any other manner advertise or publish this Agreement or any Order, its value, or its terms and conditions. Nothing in this Agreement is intended to imply that either party will agree to any publicity whatsoever, and each party may, in its sole discretion, withhold its consent to any publicity.

14.6	Injunctive Relief. Each party agrees that the wrongful disclosure of Confidential Information may cause irreparable injury that is inadequately compensable in monetary damages. Accordingly, either party may seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section 14 in addition to any other remedies in law or equity.

15.	Intellectual Property Rights

15.1	During the term of this Agreement, Sprint is authorized to use Sycamore’s trademarks, trade names and logos in connection with Sprint’s sale, advertisement and promotion of the Products in accordance with Sycamore’s requirements for such use. At Sycamore’s request, Sprint will provide samples of any or all of Sprint’s sale, advertisement and promotion documentation to ensure compliance with Sycamores requirements for the use of its trademarks, trade names, and logos. Upon termination or expiration of this Agreement, Sprint shall cease its use of any of Sycamore’s trademarks, trade names or logos and shall immediately remove any references to Sycamore from its advertising, promotional and all other materials.

15.2	Except as described in this Agreement, Sycamore does not grant and Sprint acknowledges that it shall have no right, license or interest in any of the patents, copyrights, trademarks, or trade secrets owned, used or claimed now or in the future by Sycamore. All applicable rights to such patents, copyrights, trademarks, and trade secrets are and will remain the exclusive property of Sycamore, whether or not the patents, copyrights, trademarks and trade secrets are specifically recognized or perfected under the laws of the Territory. Regardless of any provision to the contrary in this Agreement, no title to or ownership of the intellectual property contained in the Products or any part of the Products or Sycamore’s confidential information is transferred to Sprint.

15.3	Sprint acknowledges that the Products as well as all corrections, enhancements, updates, modifications, local versions, translations or any derivatives of the Products (collectively, the “Enhancements”), and all intellectual property rights in the Products and Enhancements shall remain Sycamore’s property, subject to the rights expressly granted to Sprint by this Agreement. Sprint acknowledges that it has paid no consideration for the use of the Marks or Sycamore’s

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copyrights, and nothing contained in this Agreement will give the Sprint any right, title or interest in any of them.

15.4	Sprint agrees: (i) not to remove, modify or change in any way the Marks which are affixed to the Products and to Sycamore marketing and sales literature when they are shipped to Sprint, and (ii) not to attach any additional trademarks, trade names, logos, insignias, markings or designations to such Products or materials.

15.5	Sycamore agrees not to use the trademarks, service marks, trade names, or logos proprietary to Sprint, for any purpose without Sprint’s prior written consent.

16.	Patent and Copyright Indemnification

16.1	Subject to the limitations of Section 16.2 below, Sycamore agrees to indemnify and hold Sprint harmless from and against all valid claims and judicial or governmental determinations that the Products as delivered by Sycamore under this Agreement infringe or misappropriate any United States patent rights, copyrights, trade secrets, trademarks, or any other intellectual property right, or right of publicity. Sycamore shall assume the defense of any such claim of infringement or misappropriation brought against Sprint in the United States by counsel retained at Sycamore’s own expense, provided that Sprint promptly notifies Sycamore in writing of such claim or the commencement of any such suit, action, proceeding or threat covered by this Section. Sycamore shall maintain sole and exclusive control of the defense of any such claim and Sprint shall cooperate in the defense of such claim. In no event shall Sprint consent to any judgment or decree or do any other act in compromise of any such claim without first obtaining Sycamore’s written consent.

16.2	In the event that the use or sale of all or any portion of the Products is enjoined as a result of a suit based on alleged infringement or misappropriation of the third party intellectual property rights, Sycamore agrees to either: (i) procure for Sprint the right to continue to use or sell the Product, or (ii) replace or modify the infringing or misappropriating Product so that it becomes non-infringing. [*]. Upon Sycamore’s fulfillment of the alternatives set out in this Section, Sycamore shall be relieved of any further obligation or liability to Sprint as a result of any such infringement or misappropriation.

16.3	Regardless of any other provisions of this Agreement, this Section shall not apply (i) to any designs, specifications or modifications originating with or requested by Sprint, or (ii) to the combination of any Product with other equipment, software or products not supplied by Sycamore if such infringement or misappropriation would not have occurred but for such combination. Sprint shall indemnify and hold Sycamore harmless against all claims that Sprint’s designs, specifications, modifications or combinations of Products with other equipment infringes or misappropriates any third party’s patent rights, copyrights, trade secrets, trademarks or other intellectual property rights.

16.4	THIS SECTION STATES SYCAMORE’S ENTIRE LIABILITY TO SPRINT, EXCEPT FOR SPRINT’S RIGHTS UNDER SECTION 19 BELOW, FOR ANY INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT RIGHTS, COPYRIGHTS, TRADE SECRETS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

17.	General Indemnity and Indemnification Process

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Except for claims covered by Section 16, Sycamore will indemnify and defend Sprint and its directors, officers, agents, and employees (each, a “Sprint Indemnitee”) from and against all claims, damages, losses, liabilities, costs, expenses and reasonable attorney’s fees (collectively “Damages”) arising out of a [*] against a Sprint Indemnitee resulting from or alleged to have resulted from [*] under or related [*].

Sprint will indemnify and defend Sycamore and its respective directors, officers, agents and employees (each, a “Sycamore Indemnitee”) from and against all Damages arising out of a [*].

Promptly, upon becoming aware of any matter that is subject to the provisions of Sections 16 and 17 (a “Claim”), the party seeking indemnification (the “Indemnified Party”) must give notice of the Claim to the other party (“Indemnifying Party”), accompanied by a copy of any written documentation regarding the Claim received by the Indemnified Party.

The Indemnifying Party will retain the right, at its option, to control, settle or defend, at its own expense and with its own counsel, the Claim. The Indemnified Party will have the right, at its option, to participate in the settlement or defense of the Claim, with its own counsel and at its own expense. The Indemnifying Party will not enter into any settlement that imposes any liability or obligation on the Indemnified Party without the Indemnified Party’s prior written consent. The parties will cooperate in the settlement or defense and give each other full access to all relevant information.

If the Indemnifying Party (1) fails to notify the Indemnified Party of the Indemnifying Party’s intent to take any action within [*] days after receipt of a notice of a Claim or (2) fails to proceed in good faith with the prompt resolution of the Claim, the Indemnified Party, with prior written notice to the Indemnifying Party and without waiving any rights to indemnification, may defend or settle the Claim without the prior written consent of the Indemnifying Party. The

Indemnifying Party will reimburse the Indemnified Party on demand for all Damages incurred by the Indemnified Party in defending or settling the Claim.

The Indemnifying Party has no obligation to indemnify and defend to the extent of the material failure if (1) the Indemnified Party fails to promptly notify the Indemnifying Party of the Claim and fails to provide reasonable cooperation and information to defend or settle the Claim; and (2) that failure materially prejudices the Indemnifying Party’s ability to satisfactorily defend or settle the Claim.

18.	Independent Contractor Status

Each party shall conduct its business under this Agreement as a principal for its own account at its own expense and risk. The relationship between the parties is that of independent contractors. This Agreement creates no relationship of principal and agent, partner, joint venture or any similar relationship between Sycamore and Sprint. Each Party agrees that it does not have and will not have any authority to act on the other party’s behalf. Each party further agrees that it will not act or represent itself, directly or by implication, to be an agent for the other party and will not attempt to create any obligation or make any representation on behalf of or in the name of the other party.

19.	Termination

19.1	Either party may terminate this Agreement at any time, with or without cause, upon one hundred and eighty (180) days’ prior written notice to the other party.

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19.2	Termination for Convenience. Provided Sprint is in receipt of a termination for convenience from its federal or state government customer which terminates in whole or in part any Sprint contract or subcontract that resulted in an Order issued against this Agreement, Sprint may terminate this Agreement or any Order(s) or both, in whole or in part, at any time without liability by providing a termination notice to Sycamore. Unless otherwise provided in the notice, the termination is effective immediately upon Sycamore’s receipt of the notice. Upon receipt of notice, Sycamore must discontinue work, preserve and protect materials, work in progress, and completed work and conclude performance in accordance with Sprint’s instructions. Sprint will pay the contract price for completed goods and services in the affected Order(s) accepted by its customer. Sprint will timely submit Sycamore’s costs incurred, together with a reasonable profit thereon, (substantiated by documentation reasonably satisfactory to Sprint) in the performance of work terminated to its customer for payment and pay such costs and profit to Sycamore to the extent Sprint is reimbursed by its federal or state government customer for such Sycamore costs. Upon the demand of and at the expense of Sycamore, Sprint shall prosecute any appeal of the government customer’s denial of Sycamore’s claim for termination costs or will assign such claim to permit Sycamore to pursue a claim itself, and at its cost, against the government’s customer in Sprint’s name. Sycamore will not be entitled to damages as result of such termination for convenience in excess of the amount paid by Sprint’s government customer to Sprint for that portion of paid damages relating to Sycamore’s claim.

19.3	Termination for Cause. a) If a party materially breaches this Agreement or an Order or both, the other party may give the breaching party a material breach notice, identifying the action or inaction that is the basis of the breach. The party that gave the breach notice may terminate this Agreement or the affected Order or both if the breaching party has not cured the breach within [*] days after the date of the material breach notice. Unless otherwise provided in the notice or unless the breach has been cured, the termination is effective 31 days after the date of the notice.

b) Except for Orders under the GSA Schedule which shall be subject to the terms of Exhibit H, if Sprint is in receipt of a notification of default from its government customer, Sprint may, by written notice of default to Sycamore, terminate the whole or any part of an Order in any one of the following circumstances: [*].

In addition to any of the rights or remedies that Sprint may have under this Section, if Sprint terminates an Order in whole or in part for cause as provided herein, Sprint may [*]. If termination is partial, Sycamore must continue the performance of the remaining portion of the Order. If Sycamore’s failure to perform is caused by the default of a subcontractor at any tier, and if the failure is beyond the control of and without the fault or negligence of Sycamore and its subcontractor, then Sycamore shall not be liable for any excess costs unless the replacement Products or Services were available to Sycamore from another source in time to meet the delivery schedule.

[*]

Sprint shall have no obligations to Sycamore with respect to the terminated part of any Order except as herein provided. In case of Sycamore’s default, Sprint’s rights as set forth herein shall be in addition to Sprint’s other rights although not set forth under this Agreement.

19.4	This Agreement may be terminated for cause by either party in the event that the other party: (i) shall become insolvent; (ii) admits in writing its inability to pay its debts as they mature; or (iii) ceases to function as a going concern or to conduct its operations in the normal course of business.

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SYCAMORE NETWORKS, INC. AND SPRINT COMMUNICATIONS COMPANY, L.P.

In addition, either party may terminate this Agreement if there is a [*]. In the case of termination resulting from a [*], the termination shall become effective [*] days after receipt of a notice of termination.

19.5	The termination or expiration of this Agreement shall in no case relieve either party from its obligation to pay to the other any sums accrued under this Agreement prior to such termination or expiration. Termination of this Agreement is without prejudice to any other right or remedy of the parties. Termination of this Agreement for any cause does not release either party from any liability which, at the time of termination, has already accrued to the other party, or which may accrue in respect of any act or omission prior to termination or from any obligation which is expressly stated to survive the termination.

19.6	Within ten (10) days after termination or expiration of this Agreement, Sprint shall return to Sycamore all signs, literature, logos and other materials identifying Sycamore that remain in Sprint’s possession. Sprint shall also cease production and/or distribution of any such materials upon expiration or termination of this Agreement. Sycamore shall invoice Sprint for any final amounts due under the terminated Order(s). The parties will discontinue making any statements or taking any actions that might cause third parties to infer that any business relationship continues to exist between the parties under the terminated Order, and where necessary or advisable, inform third parties that the parties no longer have a business relationship under the terminated Order.

20.	Limitation of Liability

Neither party will be liable to the other for consequential, indirect or punitive damages for any cause of action, whether in contract, tort or otherwise, except for:

1.	[*];

2.	[*]; or

3.	[*].

Consequential damages include, but are not limited to, lost profits, lost revenue, and lost business opportunities, whether or not the other party was or should have been aware of the possibility of these damages.

21.	Sycamore will obtain and keep in force during the term of this Agreement not less than the following insurance:

a) Commercial General Liability insurance, including bodily injury, property damage, personal and advertising injury liability, and contractual liability covering operations, independent contractor and products/completed operations hazards, with limits of not less than [*] combined single limit per occurrence and [*] annual aggregate, naming Sprint, its officers, directors and employees as additional insureds;

b) Workers’ Compensation as provided for in any jurisdiction where work is performed by Sycamore Personnel who are engaged in the performance of Services under this Agreement with an Employer’s Liability limit of not less than [*] for bodily injury by accident or disease;

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c) Business Auto insurance covering owned, non-owned and hired autos with limit of not less than [*] combined single limit per accident for bodily injury and property damage liability, naming Sprint, its officers, directors, and employees; and

d) Umbrella/Excess Liability with limits of not less than [*] combined single limit in excess of the above-referenced Commercial General Liability, Employer’s Liability and Business Auto Liability.

All required insurance policies must be taken out with financially reputable insurers reasonably acceptable to Sprint and licensed to do business in all jurisdictions where Services are provided under this Agreement. Sycamore will provide Sprint with a certificate of insurance, satisfactory in form and content to Sprint, evidencing that all the required coverages are in force and have been endorsed to provide that no policy will be canceled without first giving Sprint 30 days’ prior notice. Nothing contained in this Section 21 limits Sycamore’s liability to Sprint to the limits of insurance certified or carried.

22.	General

22.1	Sycamore represents and warrants that it has the right and has obtained all necessary corporate approvals to enter into this Agreement. Sprint represents and warrants that:

a.	Sprint has the right and has obtained all necessary corporate and, if required, governmental approvals to enter into this Agreement; and

b.	Sprint will, at all times, comply with all applicable laws, statutes, treaties or regulations of the Territory and of the United States relating to the Products, confidential information and relevant technical data as well as the purchase, sale, license, sublicense and distribution of same including any governmental export control laws and procedures applicable to the export of Products and shall obtain any permits and license required for the operation or use of Products.

22.2	This Agreement supersedes all prior and contemporaneous agreements, representations, warranties and understandings and contains the entire agreement between the parties. No amendment, modification, termination, or waiver of any provision of this Agreement or consent to any departure from this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. No failure or delay on the part of either party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy.

22.3	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, but neither party shall have the right to assign or otherwise transfer its rights under this Agreement without receiving the express prior written consent of the other party. Each party may, however, assign this Agreement in the event of a sale of all or substantially all of that party’s assets.

22.4	All notices, requests, demands, and other communications provided for under this Agreement shall be in writing and be sent by registered or certified mail, postage prepaid, to the receiving party at its address as set forth in this Agreement or to any other address that the receiving party may have provided to the sending party in writing. When feasible, any such notice, request, demand or other communication shall also be transmitted by facsimile as follows or to such other facsimile number as provided by the receiving party in writing:

•	Sprint’s Facsimile Number: (703) 904-2717 ATTN:

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SYCAMORE NETWORKS INC AND SPRINT COMMUNICATIONS, L.P.

•	Sycamore’s Facsimile Number: (978) 256-3434 ATTN:

Any notice, request, demand or other communication sent by facsimile will be deemed to have been received on the day it is sent. Any notice, request, demand or other communication sent by registered or certified mail will be deemed to have been received on the seventh (7th) business day after its date of posting, unless it is sent by facsimile prior to such seventh (7th) business day.

22.5	This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Kansas, without regard to any conflict of laws principles. This Agreement will not be governed or interpreted in any way by referring to any law based on the Uniform Computer Information Transaction Act (UCITA), even if such law is adopted in Kansas.

Any court proceeding brought by either party must be brought, as appropriate, in Kansas District Court located in Johnson County Kansas, or in the United States District Court for the District of Kansas in Kansas City, Kansas. Each party agrees to personal jurisdiction in either court.

The parties may, but are not obligated to, resolve any issue, dispute, or controversy arising out of or relating to this Agreement using the following procedures. Any party may give the other party notice of any dispute not resolved in the normal course of business. Within 10 days after delivery of such notice, representatives of both parties may meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute by the respective representatives of both parties within the time frames and escalation process set forth below:

	Sprint (Title)	Sycamore (Title)
Within 10 days	Senior Negotiator, Supply Chain Management	Project Manager
Within 20 days	Manager, Regional Supply Chain Operations	Vice President Sales, North America
Within 30 days	Director, Supply Chain Management	Vice President, Worldwide Sales and Support

If a party intends to be accompanied at a meeting by an attorney, the other party will be given at least 2 business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 23.0 are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

22.6	This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. The provisions of this Agreement are declared severable. In the event that any provision contained in this Agreement shall be held to be unenforceable or invalid, the remaining provisions shall be given full effect, and the parties agree to negotiate, in good faith, a substitute valid provision which most nearly approximates the parties’ intent. Headings in this Agreement are included for reference only and shall not constitute a part of this Agreement for any other purpose.

22.7	Neither party shall be liable to the other party for any loss, injury, delay, expenses, damages, or other casualty suffered or incurred by the other party arising out of any cause or event not within a party’s reasonable control and without its fault or negligence including, but not limited to: riots, wars or hostilities between any nations; Acts of God, fires, storms, floods or earthquakes; strikes, labor disputes, vendor delays, or shortages or curtailments of raw materials; labor, power or other

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utility services; governmental restrictions or trade disputes; manufacturing delays; or, other contingencies.

22.8	No action, regardless of form, arising out of the transactions under this Agreement, may be brought by either party more than [*] years after the cause of action accrues.

22.9	The parties agree that the provisions of the Agreement that by their nature would survive the expiration of earlier termination of this Agreement shall survive such expiration or earlier termination including, but not limited to, the following provisions: Sublicense of Software Products and Firmware, Limited Warranty, Intellectual Property Rights, Patent and Copyright Indemnification, General Indemnity and Indemnification Process, Limitation of Liability, Confidentiality, and General.

22.10	This Agreement will not be construed against either party due to authorship. Except for the indemnification rights and obligations in Section 16 and 17, nothing in this Agreement gives anyone, other than the parties and any permitted assignees, any rights or remedies under this Agreement.

22.11	Sycamore agrees to conduct business with Sprint in an ethical manner that is consistent with The Sprint Principles of Business Conduct for Consultants, Contractors and Suppliers, which Sycamore acknowledges has been provided to Sycamore as a reference.

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CONFIDENTIAL AND PROPERIETARY INFORMATION OF

SYCAMORE NETWORKS, INC AND SPRINT COMMUNICATIONS COMPANY, L.P.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the effective date written below.

SYCAMORE NETWORKS, INC.	SPRINT COMMUNICATIONS COMPANY, L.P.

By:	By:

Name:	Name:

Title:	Title:

Effective Date:	Date

Exhibits:

Exhibit A:	Products and Reseller’s Territory
Exhibit B:	Discount Schedule and Price List
Exhibit C:	Sales Plan
Exhibit D:	Reseller Services Agreement
Exhibit E:	Sycamore Software License Agreement
Exhibit F:	Sprint’s Trading Agreement
Exhibit G:	Sprint Transportation Routing Guide
Exhibit H:	[*]
Exhibit I:	[*]

CONFIDENTIAL AND PROPRIETARY INFORMATION OF

SYCAMORE NETWORKS, INC AND SPRINT COMMUNICATIONS COMPANY, L.P.